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                                                                    EXHIBIT 10.3
                     SUPPLEMENTAL COMPENSATION AGREEMENT


     THIS AGREEMENT ("Agreement") is made and entered into as of August 25, 1997 ("Effective Date") by and between DAVID B. SMITH ("Smith") and PROVIDIAN FINANCIAL CORPORATION ("PFC") with reference to the following facts:

     A. PFC wishes to provide Smith with certain supplemental compensation ("Supplemental Compensation") as a financial incentive to Smith to remain employed by PFC for up to three years commencing with the Effective Date; and

     B. Smith wishes to avail himself of this incentive (understanding that his employment with PFC is nonetheless at will and subject to termination by either PFC or Smith at any time, with or without cause).

     NOW, THEREFORE, in consideration of the promises and mutual covenants set forth below, the parties hereby agree as follows:

     1.  DEFINITIONS.  As used in this Agreement:

         1.1 "Determination Date" means the earlier of (a) the third anniversary of the Effective Date, or (b) the date Smith's employment with PFC is terminated for any reason (voluntarily or involuntarily).

         1.2 "N" equals the total number of Smith's unexercised stock options (vested and unvested) as of August 25, 1997, which is 321,164 options.

         1.3 "X" equals the agreed stock value for any Determination Date, which is the average of the daily high and low trading prices of PFC common stock on the NYSE for the twenty (20) trading days immediately prior to such Determination Date.

         1.4 "Y" equals an agreed-upon portion of the value of the common stock issuable upon exercise of Smith's stock options (both vested and unvested), which is (X minus $40) multiplied by N. If X is less than or equal to $40, then Y will equal 0.

     2. PAYMENT OF SUPPLEMENTAL COMPENSATION. PFC shall pay to Smith Supplemental Compensation on the terms and conditions set forth below:

         2.1 If Smith is still employed with PFC on the three-year anniversary of the Effective Date, he will be entitled to Supplemental Compensation in an amount equal to $1,000,000 minus Y.

         2.2 If Smith leaves the employment of PFC for any reason whatsoever (voluntarily or involuntarily) before the first anniversary of the Effective Date, he will not be entitled to any Supplemental Compensation under this Agreement.

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         2.3  If Smith leaves the employment of PFC on or after the one-year anniversary of the Effective Date, but prior to the two-year anniversary of the Effective Date, he will be entitled to Supplemental Compensation in an amount equal to $333,333 minus Y.

         2.4 If Smith leaves the employment of PFC on or after the two-year anniversary of the Effective Date, but prior to the three-year anniversary of the Effective Date, he will be entitled to Supplemental Compensation in an amount equal to $666,667 minus Y.

         2.5 In addition, PFC will pay to Smith the interest to accrue on $1,000,000 from the Effective Date of the Agreement through the earlier of (a) the three-year anniversary of the Effective Date, or (b) Smith's employment termination date. This interest will accrue at a variable annual rate equal to the Prime Rate (as published in The Wall Street Journal from time to time). The accrued interest will be paid on the one, two and three-year anniversaries of the Effective Date if Smith is still employed by PFC on those dates. If Smith's employment is terminated for any reason on the one-year anniversary of the Effective Date or thereafter, he will be paid the accrued, unpaid interest through his last day of employment, within seven (7) days after his termination date. If Smith's employment is terminated for any reason (voluntarily or involuntarily) prior to the one-year anniversary of the Effective Date, he will not be entitled to any interest.

All payments that become due under this Agreement will be subject to applicable employee tax withholdings and deductions and will be paid in cash within seven
(7) days of becoming due in accordance with written notice to be delivered to PFC by Smith not later than three (3) days prior to the applicable payment date.

     3.  MISCELLANEOUS.

         3.1 PFC CHANGE OF CONTROL AGREEMENT. Smith has received a standard form Change of Control Agreement from PFC. Payments due under this Agreement are independent of any payments which may become due to Smith under his PFC Change of Control Agreement.

         3.2 AT-WILL EMPLOYMENT. Smith understands and agrees that this Agreement does not modify or change in any way the at-will nature of his employment with PFC and that both he and PFC shall remain free to terminate their employment relationship at any time, with or without cause.

         3.3 CONFIDENTIALITY. The parties shall hold the provisions of this Agreement in strictest confidence and not publicize or disclose them in any manner whatsoever; provided, however, that: (a) Smith may disclose this Agreement to his immediate family; (b) the parties may disclose this Agreement to their respective attorneys, accountants, auditors, tax preparers and financial advisors; and (c) the parties may disclose this Agreement insofar as such disclosure may be required by law.

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         3.4  NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or delivery by facsimile to the number specified below, or if sent by certified or registered mail, upon receipt.

         3.5 ARBITRATION; ATTORNEYS' FEES. In case of any dispute or disagreement arising out of or related to this Agreement, such dispute or disagreement shall be submitted to binding arbitration before JAMS/Endispute in San Francisco, California. The rules of JAMS/Endispute then in effect and applicable to the resolution of such disputes or disagreements shall apply, except as set forth in this paragraph. The rules of evidence shall apply to the arbitration, and any decision or award shall be final, binding and non-appealable, except in cases of gross fraud or misconduct by the arbitrator. The prevailing party in the arbitration shall be awarded his or its attorneys' fees, costs and expenses incurred in the arbitration, including the fees, costs and expenses charged by the arbitrator and JAMS/Endispute.

         3.6 NO MODIFICATIONS. This Agreement may not be modified or amended except by a writing signed by both Smith and an authorized officer of PFC.

         3.7 BINDING EFFECT. This Agreement shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party and their directors, officers, employees, agents, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.



DAVID B. SMITH                              PROVIDIAN FINANCIAL CORPORATION

/s/ David B. Smith                          By: /s/ Shailesh J. Mehta
--------------------------                     ---------------------------------


Address:                                    Address:   201 Mission Street
        --------------                                 San Francisco, CA  94105
        --------------

FAX:                                        FAX:       (415) 278-6046
        --------------

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